Exhibit 99.4

Sanchez Energy Announces Upsize and Pricing of Private Offering of $850 Million in Senior Notes

HOUSTON, June 13, 2014 /PRNewswire/ — Sanchez Energy Corporation (NYSE: SN) announced today that it has priced at par its private offering to eligible purchasers of $850 million in aggregate principal amount of 6.125% senior notes due 2023. The offering was upsized from the previously announced $700 million aggregate principal amount and is expected to close on June 27, 2014, subject to customary closing conditions. If closing of the offering occurs prior to closing of its pending Catarina acquisition, Sanchez Energy will deposit the net proceeds of the offering into escrow pending closing of the Catarina acquisition.  Upon release from escrow, Sanchez Energy intends to use the net proceeds from this offering to fund its pending Catarina acquisition (together with the net proceeds from its concurrent common stock offering) and for general corporate purposes, including working capital and to repay borrowings under its credit facility. If the closing of the pending Catarina acquisition does not occur on or prior to August 31, 2014, or if the purchase and sale agreement for the pending Catarina acquisition is terminated at any time before then, Sanchez Energy will use all of the net proceeds of the offering for redemption of the senior notes at a redemption price equal to 100% of the aggregate principal of the senior notes being redeemed, plus accrued and unpaid interest to the redemption date. The senior notes will be senior unsecured obligations of Sanchez Energy and will be guaranteed on a senior unsecured basis by, with certain exceptions, substantially all of its existing and future subsidiaries.

The securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Sanchez Energy plans to offer and issue the securities only to qualified institutional buyers as defined in Rule 144A of the Securities Act and to persons outside the United States pursuant to Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional oil and gas resources in the onshore U.S. Gulf Coast, with a current focus on the Eagle Ford Shale where the Company has assembled approximately 120,000 net acres.  The Company also has approximately 57,000 net acres targeting the Tuscaloosa Marine Shale.

Company contact:

Michael G. Long

Executive Vice President and Chief Financial Officer

Sanchez Energy Corporation

(713) 783-8000

Gleeson Van Riet

Senior Vice President, Capital Markets & Investor Relations

Sanchez Energy Corporation

(713) 783-8000

SOURCE Sanchez Energy Corporation